1700 One Leadership Square – 211 N. Robinson | Oklahoma City, OK 73102-7101 | p 405-272-5711 | f 405-232-2695 | cwlaw.com

July 29, 2011

BancFirst Corporation

101 N. Broadway

Oklahoma City, OK 73102

RE:	BancFirst Corporation Stock Option Plan;
Registration Statement on Form S-8

Gentlemen:

We have acted as counsel to BancFirst Corporation, an Oklahoma corporation (the “Company”), in connection with the proposed registration by the Company of an aggregate 1,490,784 shares of the Company’s $1.00 par value common stock (the “Shares”), issuable to (i) eligible employees and officers of the Company under the BancFirst Corporation Stock Option Plan, as amended; and to non-employee directors under (ii) the BancFirst Corporation Directors’ Stock Option Plan and the BancFirst Corporation Directors’ Deferred Stock Compensation Plan (collectively, the “Plans”). The Shares are being registered pursuant to a registration statement on Form S-8 to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, as such registration statement may be subsequently amended or supplemented (the registration statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”).

In connection therewith, we have examined and relied upon the original, or copies certified to our satisfaction, of (i) the Certificate of Incorporation and the Bylaws of the Company, each as amended; (ii) minutes and records of the corporate proceedings of the Company with respect to the Shares; (iii) the Plans; and (iv) such other documents and instruments as we have deemed necessary for the expression of the opinion contained herein.

In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to various questions of fact material to this opinion and as to the content and form of the Certificate of Incorporation, Bylaws, minutes, records, resolutions and other documents or writings of the Company, we have relied, to the extent we deem appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independent review or verification of their accuracy.

Conner & Winters, LLP | Attorneys and Counselors at Law

Dallas, TX | Houston, TX | NW Arkansas | Oklahoma City, OK | Santa Fe, NM | Tulsa, OK | Washington, DC

BancFirst Corporation

July 29, 2011

Based upon the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares issuable upon exercise according to the terms of the Plans are validly authorized and, when issued in accordance with the terms of the Plans, and assuming no change in the law or facts as exist as of the date hereof, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Conner & Winters, LLP

CONNER & WINTERS, LLP